UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 21 , 2011

REVETT MINERALS INC.
(Exact name of small business issuer in its charter)

Canada	91-1965912
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11115 East Montgomery, Suite G
Spokane Valley, Washington 99206
(Address of principal executive offices)

Registrant’s telephone number: (509) 921-2294

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General instructions A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14 a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

     On November 16, 2011, a three judge panel of the United States Court of Appeals for the Ninth Circuit issued an opinion in Rock Creek Alliance, et al. v. U.S. Fish and Wildlife Service (No. 10-35596), an appeal of a 2010 decision of the United States District Court for the District of Montana dismissing Endangered Species Act challenges to the registrant's proposed Rock Creek copper and silver mine in northwest Montana.

     The plaintiffs in the action, a consortium of national and regional environmental groups, had challenged Fish and Wildlife Service biological opinions issued in conjunction with the registrant's permitting efforts for the mine, arguing that its analysis of the mine's impact on bull trout recovery was inadequate and that its methodology and conclusions concerning grizzly bear mitigation plans were flawed and speculative. The registrant appeared in the district court action and the Ninth Circuit appeal as an intervener.

     The Ninth Circuit panel affirmed the district court's dismissal, holding that the Fish and Wildlife Service's biological opinions were not arbitrary, capricious, or in violation of the Endangered Species Act, and that the registrant's proposed mine would entail "no significant modification" to bull trout critical habitat and would result in "no jeopardy" to grizzly bears.

It is not presently known whether the plaintiffs will seek further judicial review of the decision.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release dated November 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REVETT MINERALS, INC
(registrant)

Date: November 21, 2011	By: /s/ Ken Eickerman
Ken Eickerman
Chief Financial Officer